EXHIBIT 10











                            ASSET PURCHASE AGREEMENT

                            dated as of July 13, 1998

                                     between

                           GENERAL PHYSICS CORPORATION

                                  as Purchaser

                                       and

                           THE DELTAPOINT CORPORATION

                                    as Seller

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                                TABLE OF CONTENTS
         Page
Section   No.

ARTICLE I SALE OF ASSETS AND CLOSING        1
      1.01    Assets       1
      1.02    Liabilities  4
      1.03    Purchase Price; Allocation    5
      1.04    Additional Consideration      5
      1.05    Options      6
      1.06    Closing      7
      1.07    Passage of Title at Closing   8
      1.08    Assignment of Seller's Contracts       8
      1.09    Further Assurances; Post-Closing Cooperation    9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER  10
      2.01    Organization of Seller        10
      2.02    Authority    10
      2.03    No Conflicts 10
      2.04    Governmental Approvals and Filings     11
      2.05    Books and Records     11
      2.06    Capitalization; Stock Ownership        11
      2.07    Subsidiaries and Other Equity Investments       11
      2.08    Financial Statements  11
      2.09    No Undisclosed Liabilities    12
      2.10    Absence of Changes    12
      2.11    Title to and Condition of Properties and Assets 14
      2.12    Taxes        14
      2.13    Legal Proceedings     15
      2.14    Compliance With Laws and Orders        15
      2.15    Employee Benefit Plans and Other Arrangements   15
      2.16    Real Property         16
      2.17    Tangible Personal Property    16
      2.18    Intellectual Property Rights  16
      2.19    Contracts    17
      2.20    Licenses     18
      2.21    Insurance    18
      2.22    Affiliate Transactions        19
      2.23    Employees; Labor Relations    19
      2.24    Environmental Matters 19
      2.25    Accounts Receivable   19

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      2.26    No Guarantees         20
      2.27    Title; Entire Business        20
      2.28    Brokers      20
      2.29    Certain Disclosures   20
      2.30    Disclosure   21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER       21
      3.01    Organization 21
      3.02    Authority    21
      3.03    No Conflicts 22
      3.04    Governmental Approvals and Filings     22
      3.05    Legal Proceedings     22
      3.06    Brokers      22

ARTICLE IV COVENANTS OF SELLER      23
      4.01    Access, Information and Documents      23
      4.02    Conduct of Business Pending Closing    23
      4.03    Approval by Seller's Shareholders      24
      4.04    Cooperation with Respect to Financing  24
      4.05    Consents and Approvals        24
      4.06    No Solicitation of Offers     24
      4.07    Delivery of Assets    25
      4.08    Noncompetition        25
      4.09    Accounts Receivable   26
      4.10    Corporate Name        26

ARTICLE V COVENANTS OF PURCHASER    26
      5.01    Consents and Approvals        26
      5.02    Release of Guarantees 26
      5.03    Change of Control     26
      5.04    Post-Closing Operation of Business and Business Support  26

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER   27
      6.01    Representations and Warranties27
      6.02    Performance  27
      6.03    Regulatory Consents and Approvals      27
      6.04    Third Party Consents  27
      6.05    Opinion of Counsel    28
      6.06    Deliveries   28

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      6.07    Physical Properties   28
      6.08    Employment Agreements 28

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER     28
      7.01    Representations and Warranties28
      7.02    Performance  29
      7.03    Regulatory Consents and Approvals      29
      7.04    Third Party Consents  29
      7.05    Deliveries   29
      7.06    Employment Agreements 29
      7.07    Opinion of Counsel    29

ARTICLE VIII POST-CLOSING TAX MATTERS       29
      8.01    Certain Tax Matters Relating to the Assets      29
      8.02    Cooperation  30

ARTICLE IX EMPLOYEE BENEFITS MATTERS        30
      9.01    Hiring of Employees   30
      9.02    Continuing Compensation and Benefits   30
      9.03    Benefit Plans         30

ARTICLE X SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS  33

ARTICLE XI INDEMNIFICATION 33
      11.01   Seller's and Shareholders' Indemnification Obligations   33
      11.02   Purchaser's Indemnification Obligations         34
      11.03   Method of Asserting Claims    34
      11.04   Limits on Indemnification     36
      11.05   Indemnification as Sole Remedy36
      11.06   Interest     36
      11.07   Expenses     36

ARTICLE XII TERMINATION    37
      12.01   Termination by Purchaser      37
      12.02   Termination by Seller 37
      12.03   Effect of Termination 37

ARTICLE XIII DEFINITIONS   38
      13.01   Definitions  38

ARTICLE XIV MISCELLANEOUS  45
      14.01  Notices       45
      14.02   Entire Agreement      46
      14.03   Expenses     46
      14.04   Arbitration of Claims 47
      14.05   Public Announcements  48
      14.06   Waiver       48
      14.07   Payment of Transfer Taxes     48
      14.08   Amendment    48
      14.09   No Third Party Beneficiary    49
      14.10   No Assignment; Binding Effect 49
      14.11   Headings; References to Sections, Exhibits and Schedules 49
      14.12   ORAL AGREEMENTS       49
      14.13   Invalid Provisions    49
      14.14   Governing Law         49
      14.15   Counterparts 49


                                    SCHEDULES

         Disclosure Schedule


                                    EXHIBITS

         Exhibit A         Option Agreement
         Exhibit B         General Assignment
         Exhibit C         Seller's Certificate regarding Representations and
                              Warranties
         Exhibit D         Seller's Certificate regarding Corporate Matters
         Exhibit E         FIRPTA Certificate
         Exhibit F         Assumption Agreement
         Exhibit G         Purchaser's Certificate regarding Representations
                              and Warranties
         Exhibit H         Purchaser's Certificate regarding Corporate Matters
         Exhibit I         Opinion of Preston Gates & Ellis LLP
         Exhibit J         Employment Agreement
         Exhibit K         Opinion of Morgan, Lewis & Bockius LLP

                  This ASSET PURCHASE AGREEMENT, dated as of July 13, 1998, is made and entered into between GENERAL PHYSICS CORPORATION, a Delaware corporation ("Purchaser"), and THE DELTAPOINT CORPORATION, a Washington corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

                  WHEREAS, Seller is engaged in the business of providing management consulting services to the manufacturing and service industry (the "Business");

                  WHEREAS,  Seller  desires  to sell,  transfer  and  assign  to
Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets, properties, rights and business of Seller, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller, all on the terms and conditions set forth herein; and

                  WHEREAS, Seller has agreed to sell to Purchaser the Business in part as a result of assurances from Purchaser that after the Closing (as defined herein) of the transactions contemplated by this Agreement, Seller's current management team will be retained and will be permitted to continue to operate the Business in substantially the same manner as prior to the Closing, assuming continued profitability of the Business at levels comparable to 1997 and for each of the three years beginning July 1 and ending June 30 after the Closing Date, and that Purchaser will provide necessary client introductions, general and administrative and business development support.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

         1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller is selling, transferring, conveying, assigning and delivering to Purchaser, and Purchaser is purchasing and paying for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller's right, title and interest in, to and under all of the assets and properties of Seller, as the same shall exist as of the date hereof but excluding the Excluded Assets described in Section 1.01(b) (collectively, the "Assets"). The Assets include, without limitation, all of Seller's rights, title and interests in and to the following:

                           (i) Real Property Leases. The leases of real property described in Schedule 1.01(a)(i) hereto to which Seller is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Real Property Leases");
                           (ii) Inventory. All inventories of work-in-process, finished goods, works of authorship or materials under research and development, demonstration equipment, office and other supplies, raw materials, parts, mailing and packaging materials and other accessories related thereto wherever located, which are owned or held for use by Seller, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the "Inventory");

                           (iii) Accounts Receivable. All accounts receivable and rights to receive payments arising in the conduct of the Business and any Security Agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

                           (iv)  Tangible  Personal  Property.   All  furniture,
         fixtures,  equipment and other  tangible  personal  property,  wherever located, owned or held for use by Seller (including, without limitation, the items listed in Schedule 1.01(a)(iv) hereto, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property");

                           (v) Personal Property Leases. The leases or subleases of tangible personal property described in Schedule 1.01(a)(v) hereto to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the "Personal Property Leases");

                           (vi) Business Contracts. To the extent their transfer
         is permitted under the terms thereof, all Contracts (other than the Real Property Leases, the Personal Property Leases and the Accounts Receivable) to which Seller is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, purchase orders and marketing arrangements (the "Business Contracts");

                           (vii) Prepaid Expenses. All prepaid expenses relating to the Business, including, without limitation, the items listed in
         Schedule 1.01(a)(vii) hereto (the "Prepaid Expenses");

                           (viii) Intangible Personal Property. All Intellectual Property owned or held for use by Seller (including Seller's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including, without limitation, the items listed in Schedule 1.01(a)(viii) hereto (the "Intangible Personal Property");

                           (ix) Licenses. All Licenses owned or held for use by Seller, including, without limitation, the Licenses listed in Schedule 1.01(a)(ix) hereto (the "Business Licenses");

                           (x) Insurance. Life insurance policies of officers and other employees of Seller;

                           (xi)  Security   Deposits.   All  security   deposits
         deposited by or on behalf of Seller as lessee or sublessee under the Real Property Leases (the "Tenant Security Deposits");

                           (xii) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets, other than certain accounting, financial and tax records, and the minute books, stock transfer books and corporate seal of Seller (the "Business Books and Records");

                           (xiii) Customer Lists. All lists of Seller's current, lapsed and prospective customers, advertisers or subscribers and all other mailing lists and records, in whatever format (the "Customer Lists"), and all of Seller's copyrights or other Intellectual Property rights therein;

                           (xiv) Goodwill. All of the goodwill related to the Assets and the Business (the "Goodwill"); and

                           (xv) Other Assets and Properties. All other assets and properties of Seller used or held for use in connection with the Business except as otherwise provided in Section 1.01(b).

                  (b)  Excluded   Assets.   Notwithstanding   anything  in  this
Agreement to the contrary, the following assets and properties of Seller (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                           (i) Cash. All of Seller's cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents (the "Cash");

                           (ii) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

                           (iii) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller which cannot be assigned by Law (the "Tax Refunds");

                           (iv) Corporate Records. The minute books, stock transfer books and corporate seal of Seller;

                           (v) Seller's ownership interest in the capital stock of Deltapoint International, a Japanese corporation;

                           (vi) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date;

                           (vii) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.02(b); and

                           (viii) Seller's rights under this Agreement.

                  1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, upon execution and delivery of this Agreement, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist as of the Closing Date (the "Assumed Liabilities"), and no others:

                           (i) Real Property  Lease  Obligations.  All
obligations of Seller under the Real Property Leases arising and to be performed on or after the Closing Date and excluding any such obligations arising or to be performed prior to the Closing Date;

                           (ii) Accounts Payable. All obligations of Seller with respect to accounts payable reflected or reserved against in the balance sheet included in the Interim Financial Statements or those arising in the ordinary course of business since the Interim Financial Statement Date, including but not limited to the items listed in
         Schedule 1.02(a)(ii) hereto (the "Accounts Payable");

                           (iii) Personal Property Lease Obligations. All obligations of Seller under the Personal Property Leases arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

                           (iv) Other Stated Liabilities. All obligations of Seller otherwise reflected in the Interim Financial Statements, incurred in the ordinary course of business since then, or as reflected in Schedule 1.02(iv) hereto, including, without limitation certain payments due to Colin Fox and Marie Adamson, in the amounts set forth on Schedule 1.02(iv) hereto;

                           (v) Obligations under Contracts and Licenses. All obligations of Seller under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date; and

                           (vi) Accrued Expenses. All obligations of Seller with respect to accrued expenses reflected or reserved against in the balance sheet included in the Interim Financial Statements or those incurred in the ordinary course of business since the Interim Financial Statement Date, including without limitation the items listed in
         Schedule 1.02(a)(v) hereto (the "Accrued Expenses").

                  (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities.

                  1.03 Purchase Price; Allocation. (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets, and for the covenant of Seller contained in Section 4.08, is US$6,280,000.

                  (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and the covenant of Seller contained in Section 4.08 in a manner consistent with values as set forth on Schedule 1.03(b) hereto. Purchaser and Seller each agree: (i) that any such allocation shall be consistent with Section 1.03(a) and the requirements of section 1060 of the Code and the regulations thereunder; (ii) that it shall complete jointly and file separately Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing occurs; and (iii) that, except as required by Law, no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

                  1.04 Additional Consideration. Seller shall be entitled to receive additional consideration (the "Additional Consideration") from the Purchaser for the Assets in each of the three years beginning July 1 and ending June 30 after the Closing Date in the amounts set forth below, if the conditions set forth below are satisfied for such years:

                           (i) In the event that the revenues of the Business for the subject year are in excess of $5,000,000 and the Business achieves NIBT of 21% or more for such year, then Seller shall be entitled to receive $1,333,400 with respect to such year, plus an amount equal to 7.5% of the revenues in excess of $5,000,000 for such year;

                           (ii) In the event that the revenues of the Business for the subject year are in excess of $5,000,000 and the Business achieves NIBT of between 5% and 21% for such year, then Seller shall be entitled to receive $1,333,400 with respect to such year, plus an additional amount to be determined by the following formula:

         (Actual Annual Revenue - $5,000,000)  x  (.075 x (Actual NIBT % / 21) )

                           (iii) In the event the revenues of the Business for the subject year are in excess of $5,000,000 but the Business achieves NIBT of 5% or less for such year, then Seller shall be entitled to receive only $1,333,400 with respect to such year.

Each payment of Additional Consideration, if any, hereunder shall be payable by Purchaser to Seller in cash on or before August 31 of the subject year ending June 30.

                  As used herein, "NIBT" shall mean, for any period, Net Income Before Tax of the Business. In calculating NIBT for any year: (a) NIBT shall be calculated as revenue less direct costs, direct and indirect labor, benefits, indirect expenses, business development costs, group administration and general and administrative ("G&A") cost allocation of the Business, and shall not include any allocation of goodwill or finance costs relating to the transactions contemplated by this Agreement, except as specified below; (b) Purchaser's allocation of G&A costs to the Business shall be limited to the lesser of (x) 5.5% of total costs of the Business or (y) Purchaser's actual G&A rate; (c) interest shall be deemed part of G&A and subject to the foregoing cap; (d) reimbursable expenses from customers shall be included in revenues and (e) the following shall not be deducted from income: (i) those liabilities incurred and referred to in Section 1.02 (a)(iv) (except for interest payable to such individuals) and (ii) depreciation and amortization expense related to the assets acquired in the transaction contemplated by this Agreement.

                  Any amounts that are not in dispute and that are not paid on or within thirty (30) days of the date initially due will bear interest at a rate of 10% per annum. Interest will accrue on any disputed amounts from the date on which such dispute arises until its resolution.

                  1.05 Options. Certain of Seller's employees listed on Schedule
1.05 hereto shall receive as of the Closing Date stock options (the "Options") to acquire an aggregate of 88,000 shares of common stock, par value $.01 per share, of GP Strategies Corporation, a Delaware corporation ("GPSC"), at the closing New York Stock Exchange price of the GPSC common stock on the Closing Date, pursuant to stock option agreements, a form of which is attached hereto as Exhibit A (the "Option Agreements"). From time to time following the Closing, Hope Mathews Wiljanen shall have the right to propose the names of certain additional employees of Seller who are then employed by Purchaser to receive up to an aggregate of 37,000 Options pursuant to Option Agreements. Ms. Wiljanen shall deliver to GPSC a list of the names of such proposed recipients and GPSC shall consider the list in good faith and shall use its best efforts to cause such persons to receive Options; provided, however, that the final determination of the Option recipients and the exercise price of the Options shall be made by the Stock Option Committee of the Board of Directors of GPSC in its sole discretion, pursuant to the GPSC Stock Option Plan.

                  1.06 Closing. (a) The closing of the purchase and sale of the Assets (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the second business day following the satisfaction of each of the conditions set forth in Articles VI and VII but in no event later than July 13, 1998 (the "Closing Date"). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. For the purposes of convenience of the parties, the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 A.M. on July 1, 1998, irrespective of the date of the Closing Date.

                  (b) Documents to be Delivered by Seller to Purchaser. At the Closing, Seller will deliver to Purchaser:

                           (i) a general instrument of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to all the Assets, subject, in the case of non-material contracts and software licenses, to the consent or approval of third parties, in the form of Exhibit B (the "General Assignment");

                           (ii) such specific instruments of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to such of the Assets included within such general instrument of sale, conveyance, assignment, transfer and delivery as Purchaser shall reasonably request (the General Assignment and such other instruments being collectively referred to herein as the "Assignment Instruments");

                           (iii) all Seller's contracts, books, records and other data relating to the Assets and Seller's operations (except Seller's minute and stock books, records relating to Excluded Assets and Retained Liabilities, and all other records which Seller is required by law to keep in its possession, as to which Seller will furnish to Purchaser at any time or from time to time after the Closing Date, copies or transcripts);

                           (iv) a certificate of Seller in the form of Exhibit C certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

                           (v) a certificate of Seller in the form of Exhibit D certifying as to certain corporate matters, together with all of the attachments referred to therein;

                           (vi) a certificate of Seller in the form attached hereto as Exhibit E (the "FIRPTA Certificate"); and

                           (vii)  such  other   certificates  and  documents  as
         Purchaser or its counsel may reasonably request.

                  (c) Documents to be Delivered by Purchaser to Seller. At the Closing, Purchaser will deliver to Seller:

                           (i)  the  amount  of  US  $6,280,000,   by  wire
         transfer of immediately available funds to such account as Seller has directed;

                           (ii)  an  instrument  of  assumption  of the  Assumed
         Liabilities in the form of Exhibit F  (the   "Assumption  Agreement");

                           (iii) a certificate of Purchaser in the form of Exhibit G certifying as to the accuracy of Purchaser's representations and warranties at and as of the Closing and that Purchaser has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Purchaser at or before the Closing;

                           (iv) a certificate of Purchaser in the form of Exhibit H certifying as to certain corporate matters, together with all of the attachments referred to therein; and

                           (v) such other certificates and documents as Seller or its counsel may reasonably request.

                  1.07 Passage of Title at Closing. Upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Assets shall pass to Purchaser at the Closing. At the Closing, Seller will put Purchaser in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets and the business of Seller to be sold to Purchaser pursuant to this Agreement shall be for the account and risk of Purchaser. Purchaser shall be under no liability for any debt, liability or obligation of Seller incurred after the Closing or arising out of any transaction by Seller or any event occurring with respect to Seller after the Closing.

                  1.08 Assignment of Seller's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If after Seller has used its best efforts to obtain the consent of any such other party to such contract or agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such contract or agreement, including the enforcement, at the cost and for the benefit of Purchaser, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                  1.09 Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

                  (b) At any time or from time to time after the Closing, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller such other instruments of assumption, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable in order more effectively to have Purchaser assume, agree to pay, perform and discharge when due all of the Assumed Liabilities, and otherwise to cause Purchaser to fulfill its obligations under this Agreement and the Operative Agreements.

                  (c) Following the Closing, Purchaser and Seller will each afford the other, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with: (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement; (iii) compliance with the requirements of any Governmental or Regulatory Authority; (iv) the determination or enforcement of the rights and obligations of any Indemnifying Party or Indemnified Party; or
(v) in connection with any actual or threatened Action or Proceeding. Purchaser and Seller each agree for a period extending six (6) years after the Closing not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Seller to Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), Seller represents and warrants to Purchaser:

                  2.01 Organization of Seller. Seller is a corporation duly organized and validly existing under the Laws of the State of Washington, and has full power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets. Seller is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Seller to perform its obligations hereunder or thereunder.

                  2.02 Authority. Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to sell, transfer, convey, assign and deliver (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative
Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

                  2.03 No Conflicts. Neither the execution, delivery or performance of this Agreement nor consummation of any of the transactions provided for in this Agreement and contemplated hereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of Seller or (ii) will result in any material breach of or material default under any provision of any contract or agreement of any kind to which Seller is a party or by which Seller is bound or to which any property or asset of any of them is subject, (iii) is prohibited by or requires Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Seller.

                  2.04 Governmental Approvals and Filings. Except as disclosed in Section 2.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

                  2.05 Books and Records. The Business Books and Records are in all material respects complete and correct and have been maintained in accordance with good business practice.

                  2.06 Capitalization; Stock Ownership. The authorized capital stock of Seller consists of 7,500 shares of Series A Common Stock, no par value, 40,000 shares of Series B Common Stock, no par value, and 2,500 shares of Series C Common Stock, no par value. As of the close of business on the date hereof, 0 Series A shares were issued and outstanding, 4,800 Series B shares were issued and outstanding and 400 Series C shares were issued and outstanding. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. The Shareholders own all of such 5,200 outstanding shares of Common Stock of Seller as set forth in Section 2.06 of the Disclosure Schedule, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

                  2.07 Subsidiaries and Other Equity Investments. Other than Seller's ownership interest in the capital stock of Deltapoint International, a Japanese corporation, Seller does not own, directly or indirectly any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization (a "Subsidiary").

                  2.08 Financial Statements. Seller has delivered to Purchaser true and complete copies of the following financial statements:

                  (a) The reviewed balance sheets of Seller as at December 31, 1995, 1996 and 1997 and related statements of income and retained earnings and changes in financial position for the fiscal years ended on those dates, together with supporting schedules and the reports thereon of Hellam, Varon & Co. Inc., P.S., certified public accountants (collectively, the " Reviewed Financial Statements"); and

                  (b) The unaudited balance sheets of Seller as at April 30, 1997 and 1998 and related statements of income and retained earnings and changes in financial position for the four- month periods ended on those dates, together with supporting schedules, certified by the President and Executive Director of Seller (collectively, the "Interim Financial Statements").

                  Except as set forth in the notes thereto, all of such financial statements are complete and correct and present fairly and accurately the financial position of Seller as at the respective dates of said balance sheets and the results of operations and changes in financial position of Seller for the respective periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods (subject, in the case of such balance sheets as at April 30, 1997 and 1998 and such related statements of income and retained earnings and changes in financial position for the four-month periods ended on those dates, to normal year-end adjustments consistent with prior periods). Except as set forth in
Schedule 2.08(b) hereto, no accounts receivable are reflected on any of said balance sheets without provision for an adequate reserve for uncollectible amounts; and as at April 30, 1998 there was no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods which is not fully reflected or reserved against at April 30, 1998.

                  2.09 No Undisclosed Liabilities.  Since April 30, 1998 (except
(i) for the transactions contemplated by this Agreement and (ii) as set forth in
Section 2.09 of the Disclosure Schedule):

                  (a) Seller has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the Reviewed Financial Statements as referred to in Section 2.08(a);

                  (b) Seller has not acquired any material amount of accounts receivable that are or are believed to be uncollectible, and the frequency and amounts of payments received by Seller with respect to the accounts receivable reflected on the Reviewed Financial Statements referred to in Section 2.08(a), do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheet.

                  2.10 Absence of Changes. Since April 30, 1998 (except for the execution and delivery of this Agreement, Seller has not:

                  (a) had any material change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;

                  (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially adversely affecting its condition (financial or otherwise) or operations (present or prospective);

                  (c) incurred or agreed to incur any indebtedness for borrowed money;

                  (d) paid or obligated itself to pay in excess of $50,000 in the aggregate for fixed assets;

                  (e) suffered any substantial loss or waived any substantial right;

                  (f) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

                  (g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

                  (h) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on April 30, 1998, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

                  (i) lost any major customer or had any material order cancelled or knows of any threatened cancellation of any material order;

                  (j) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

                  (k) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

                  (l) had any labor trouble or knows of any impending or threatened labor trouble;

                  (m) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or

                  (n) entered into any transaction not in the ordinary course of its business.

                  2.11 Title to and Condition of Properties and Assets. Seller has good and marketable title to, or valid leasehold interests in, all of its properties and assets, including, without limitation, (i) all those used in their respective businesses and (ii) those reflected in the balance sheet of Seller referred to in Section 2.08(a) (except as sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except the lien of current taxes not yet due and payable. Subsequent to April 30, 1998, Seller has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of Seller that are used in its business are in all material respects in good operating condition and repair, subject only to the ordinary wear and tear of those businesses, and neither Seller nor, to Seller's Knowledge, any of its properties or assets (owned or leased) are in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof, the violation of which may not have a material adverse effect on the conduct of the business or the ownership or use of any of the properties or assets of Seller.

                  2.12 Taxes. () All Tax Returns required to be filed by Seller (including any combined, consolidated, unitary or similar return) have been duly and timely filed and each such Tax Return is complete and correct in all material respects. All Taxes presently owed by Seller (whether or not shown on any Tax Return) that, if unpaid, could result in a Lien on the Assets, have been paid. Seller has duly and timely filed all sales and use, real or personal property and employment (including, without limitation, wages, bonuses and benefits) Tax Returns with respect to Seller due through the date hereof and each such Tax Return is complete and correct in all respects. Seller has paid all sales and use, property and employment (including, without limitation, wages, bonuses and benefits) Taxes and assessments that have become due with respect to any period ended on or prior to the Closing. All monies required by any Governmental or Regulatory Authority to be collected or withheld by Seller from employees, independent contractors, creditors or other parties have been collected or withheld, and either duly and timely paid to the appropriate Governmental or Regulatory Authority or (if not yet due for payment) set aside in accounts for such purposes.

                  (b) No Governmental or Regulatory Authority is now asserting, or to the Knowledge of Seller, threatening to assert against Seller any deficiency or claim for Taxes, and there is no reasonable basis for any such assertion of which Seller is aware. There are no Liens for Taxes presently due and unpaid upon any of the assets and properties of Seller. Section 2.12 of the Disclosure Schedule lists those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit.

                  (c) Purchaser will not be required to deduct or withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Assets to Purchaser.

                  (d) The Assets are not subject to any direct or indirect liability for Taxes of any other Person.

                  (e) At all times since January 1, 1992, Seller has elected to be and qualified as an S corporation within the meaning of Section 1362 of the Code and any applicable similar election under state or local law, and since such date, Seller has filed all Tax Returns and paid all Taxes due through the date hereof in a manner consistent with Seller's status as an S corporation.

                  2.13 Legal Proceedings. (a) There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to any of Seller's assets and properties which (i) if asserted and decided adversely to Seller, could materially and adversely affect the operations (present or prospective) or the business (present or prospective) of Seller, or (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Seller under this Agreement.

                  (b) There are no facts or circumstances known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.

                  (c) There are no Orders outstanding against Seller with respect to the Assets.

                  2.14 Compliance With Laws and Orders. To Seller's Knowledge, Seller is not, nor has it at any time within the last five years been, nor has it received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Business or the Assets..

                  2.15 Employee Benefit Plans and Other Arrangements. All Benefit Plans are listed in Section 2.15 of the Disclosure Schedule, and copies of all documentation relating to such Benefit Plans have been delivered or made available to Purchasers. Except as disclosed in Section 2.15 of the Disclosure
Schedule:

                  (a) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable Law, including ERISA and the Code, and no Benefit Plan is a "defined benefit plan" within the meaning of section 414(j) of the Code;

                  (b) no Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA;

                  (c) no direct, contingent or secondary liability has been incurred or is expected to be incurred by Seller or any ERISA Affiliate under

Title IV of ERISA and neither Seller nor any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

                  (d) no benefit  under any  Benefit  Plan,  including,  without limitation,  any  severance or  parachute  payment  plan or  agreement,  will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement, and no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required Law.

                  2.16 Real Property. (a) Seller has no ownership or other interest in or title to any real property other than its interests in the Real Property Leases. Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to Seller's Knowledge, of each other Person that is a party thereto, and except as set forth in Section 2.16(c) of the Disclosure Schedule, there is no, nor has Seller received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) by Seller, or to Seller's Knowledge, by any party thereunder.

                  (b) Seller has delivered to Purchaser prior to the date hereof true and complete copies of all Real Property Leases (including any amendments and renewal letters).

                  (c) The premises subject to the Real Property Leases are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such.

                  2.17 Tangible Personal Property. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the balance sheet included in the 1997 Annual Financial Statements and tangible personal property acquired since the date of the 1997 Annual Financial Statements other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. All Seller's rights in Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and is in all material respects in good working order and condition, ordinary wear and tear excepted (excepting only miscellaneous items of immaterial value), and, to Seller's Knowledge, its use complies in all material respects with all applicable Laws.

                  2.18 Intellectual Property Rights. Section 1.01(a)(viii) of the Disclosure Schedule lists all material items of Intellectual Property used by or needed by Seller in the operation of the Business. Seller either has good and sufficient right, title and interest in or a valid and binding license to use the items of Intellectual Property indicated on such Schedule. Except as disclosed in Section 2.18 of the Disclosure Schedule: (i) Seller has the exclusive right to use the copyrights disclosed in Section 1.01(a)(viii) of the Disclosure Schedule; (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect; (iii) there are no restrictions on the direct or indirect transfer of any interest held by Seller in respect of such Intellectual Property; (iv) Seller is not, nor has Seller received any notice that Seller is, in default in any material respect (or with the giving of notice or lapse of time or both, would be in such default) under any license to use such Intellectual Property; and (v) Seller has no Knowledge that such Intellectual Property is being infringed by any other Person. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Seller, has been made to such effect that has not been resolved and, to the Knowledge of Seller, Seller is not infringing any Intellectual Property Rights of any other Person.

                  2.19 Contracts. Seller is not a party to any written or oral:

                  (a)  contract with any labor union;

                  (b) employment or consulting contract or other contract for services;

                  (c) lease, whether as lessor or lessee, with respect to any property, real or personal;

                  (d)  loan agreement or instrument relating to any debt;

                  (e)  contract of purchase or sale involving more than $10,000;

                  (f)  contract with any agent, dealer or distributor;

                  (g)  stand-by letter of credit, guarantee or performance bond;

                  (h) contract with any Person containing any provision or covenant prohibiting or limiting in any material respect the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or, except as provided in Section 4.08, prohibiting or limiting the ability of any Person to compete in any material respect with Seller in connection with the Business;

                  (i) partnership, joint venture, shareholders' or other similar Contracts with any Person;

                  (j) contract not made in the ordinary course of business involving more than $10,000; or

                  (k)  other  contract,   except  insubstantial   contracts  for
supplies or services not involving more than $10,000 and which can be terminated within one year without cost.

                  Seller is not a party to any material contract with any governmental authority. Each contract or other agreement listed in Section 2.19 of the Disclosure Schedule is in full force and effect and is valid and enforceable by Seller in accordance with its terms. Neither Seller nor, to Seller's Knowledge, any other party is in material default in the observance or the performance of any term or obligation to be performed by it under any contract listed in Section 2.19 of the Disclosure Schedule. To the best of Seller's Knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract with Seller. Seller does not know of any bid or contract proposal made by Seller that, if accepted or entered into, might reasonably be expected to result in a loss to Seller. Seller has delivered to Purchaser true and complete copies of all contracts listed in Section 2.19 of the Disclosure Schedule as in effect on the date hereof.

                  2.20 Licenses. Section 1.01(a)(ix) of the Disclosure Schedule contains a true and complete list of all Business Licenses owned or held for use by Seller which are material to the operation of the Business, setting forth the function and the expiration and renewal date of each. Prior to the date hereof, Seller has delivered to Purchaser true and complete copies of all such Business Licenses. Except as disclosed in Section 2.20 of the Disclosure Schedule:

                  (a) Seller owns or validly holds all such Business Licenses;

                  (b) each Business License is valid, binding and in full force and effect;

                  (c) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Business License; and

                  (d) the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (C) result in the creation or imposition of any Lien upon Seller or any of its assets and properties under, any Business License.

                  2.21 Insurance. All properties and operations of Seller are insured for their respective benefits, in amounts deemed adequate by their respective Boards of Directors or managements, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Section 2.21 of the Disclosure Schedule lists all such policies.

Seller has delivered to Purchaser true and complete copies of all such policies as in effect on the date hereof.

                  2.22 Affiliate Transactions. (a) No officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business.

                  (b) The Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate. Each of the transactions, if any, listed in Section 2.22 of the Disclosure Schedule is engaged in on an arm's-length basis.

                  2.23 Employees; Labor Relations. (a) Section 2.23 of the Disclosure Schedule contains a list of the name of each full-time employee of Seller, together with such employee's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such employee in effect on the date hereof. Seller has not received any information that would lead it to believe that a material number of Seller's employees will refuse offers of employment from Purchaser because of the consummation of the transactions contemplated by this Agreement.

                  (b)  Except as  disclosed  in Section  2.23 of the  Disclosure
Schedule: (i) no employee of Seller is presently a member of a collective bargaining unit with respect to the Business and, to the Knowledge of Seller, there are no threatened or pending attempts to organize for collective bargaining purposes any of Seller's employees; and (ii) no unfair labor practice complaint or sex or age discrimination claim is threatened or pending has been brought during the last five (5) years against Seller before the National Labor Relations Board or any other Governmental or Regulatory Authority. To Seller's Knowledge, Seller has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

                  2.24 Environmental Matters. To Seller's Knowledge, Seller has obtained all Licenses which are required in respect of the Business or the Assets under applicable Environmental Laws. Seller has conducted the Business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law. No Hazardous Material has been handled, released or disposed of by Seller on or under any real property during any period that Seller owned or leased such property.

                  2.25 Accounts Receivable. The Accounts Receivable: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on such accounts' ordinary trade terms; (ii) to Seller's Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms; (iii) to Seller's Knowledge, are not subject to any valid set-off or counterclaim; (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement; (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Interim Financial Statements as adjusted thereafter; and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of Seller.

                  2.26 No Guarantees. None of the Liabilities of Seller is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships.

                  2.27 Title; Entire Business. Seller has and is conveying to Purchaser good and valid title to all of the Assets, free and clear of all Liens other than Permitted Liens, and such Liens with respect to the Assumed Liabilities. The sale of the Assets by Seller to Purchaser pursuant to this Agreement effectively conveys to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets) including, without limitation, all tangible assets and properties of Seller reflected in the balance sheet included in the 1997 Financial Statements and tangible assets and properties acquired since the date of the balance sheet included in the 1997 Financial Statements, other than the Excluded Assets and assets and properties disposed of since such date, consistent with Section 2.10(g). There are no shared facilities or services which are used in connection with any business or other operations of Seller or any of Seller's Affiliates or Associates or any other Person.

                  2.28 Brokers. Purchaser will have no obligation to Commerce Bank NA or any other Person with respect to any finder's fee, brokerage commission or similar payment which may arise as a result of the transactions contemplated by this Agreement, and Seller agrees to indemnify Purchaser against any claims made against Purchaser with respect to any such payment.

                  2.29 Certain Disclosures. Section 2.31 of the Disclosure Schedule contains:

                  (i) a list of all officers and other employees and consultants of Seller to whom Seller has loaned $10,000 or more;

                  (ii) a list of those entities that were the ten largest customers of Seller in terms of dollar amount of sales during Seller's fiscal year ended December 31, 1997 and during the period from December 31, 1997 through the date hereof together with a statement for each such customer during each such period of the dollar amount of such sales;

                  (iii) a list of all of the outstanding purchase orders exceeding $1,000 of Seller on the date hereof;

                  (iv) a list of all of the outstanding sales orders of Seller on the date hereof; and

                  (v) a list of all machinery and equipment owned by Seller on the date hereof.

                  2.30 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate or list attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Seller to Purchaser prior to the execution of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller:

                  3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified, licensed and admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements which it is a party or on the ability Purchaser to perform its obligations hereunder or thereunder.

                  3.2 Authority. Purchaser has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to purchase (pursuant to this Agreement) the Assets, and to assume (pursuant to this Agreement) the Assumed Liabilities. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

                  3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of
the  terms,   conditions  or  provisions  of  the  memorandum  and  articles  of association or other comparable corporate charter documents of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices set forth in the Purchaser Disclosure Schedule, hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or

                  (c) (i)  conflict  with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

                  3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

                  3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                               COVENANTS OF SELLER

                  Seller covenants and agrees that Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

                  4.01 Access, Information and Documents. Pending the Closing, Seller will give to Purchaser and to its agents and Representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of Seller to enable Purchaser to make such examination of the business, properties, assets, books, records and other documents of Seller as Purchaser may determine, and Seller will furnish to Purchaser such information and copies of such documents and records as Purchaser shall reasonably request. As part of such examination and with at least twenty-four hours prior notice Purchaser may make such inquiries of such persons having business relationships with Seller (including, but not limited to, suppliers, licensees, distributors and customers) as Purchaser shall determine and Seller shall cooperate fully with Purchaser in connection therewith.

                  4.02 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Purchaser in writing:

                  (a) Seller will maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated;

                  (b) Seller will carry on its business and operations in a good and diligent manner on an arm's-length basis and substantially in the manner carried on as of the date hereof and Seller will not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted; provided, however, without the written consent of Purchaser, Seller will not make any commitment to purchase or spend involving $25,000 or more;

                  (c)  Seller  will  not  pay or  obligate  itself  to  pay  any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

                  (d) Seller will continue to carry insurance insuring its properties and operations for its benefit, in amounts deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility;

                  (e) Seller will use its best efforts to preserve its business organization intact, to keep available to Purchaser the services of its employees and independent contractors and to preserve for Purchaser its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

                  (f) Seller will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of business and Seller will maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

                  (g) Seller will not amend its Articles of Incorporation or By-Laws;

                  (h) Seller will not engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted; and

                  (i) Without limiting the foregoing, Seller will consult with Purchaser regarding all significant developments, transactions and proposals relating to its business or the Assets.

                  4.03 Approval by Seller's Shareholders. Seller shall cause a meeting of the Shareholders to be called and held for the purpose of voting upon this Agreement and the transactions contemplated hereby or, in the alternative, Seller shall obtain a consent of the Shareholders pursuant to Section 23b.07.040(1)(a)(ii) of the Revised Code of Washington, not later than five days following the date of this Agreement or on such later date as Purchaser and Seller may agree. Seller shall recommend to its shareholders the approval of, and shall otherwise use its best efforts to cause its shareholders to approve, this Agreement and the consummation of the transactions contemplated hereby.

                  4.04 Cooperation with Respect to Financing. Seller agrees to cooperate in any reasonable manner with Purchaser in connection with the obtaining of any financing.

                  4.05 Consents and Approvals. Seller shall use its reasonable best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  4.06 No Solicitation of Offers. Seller shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, Seller (an "Acquisition Proposal"), or (ii) participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other person.

                  4.07 Delivery of Assets. At the Closing, Seller will deliver or make available to Purchaser at the locations at which the Business is conducted all of the Assets, and if, at any time after the date hereof, Seller discovers in its possession or under its control any other Assets, it will forthwith deliver such other Assets to Purchaser.

                  4.08 Noncompetition. (a) Seller will, for a period of five (5) years from the date hereof, refrain from, either alone or in conjunction with any other Person:

                           (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve (12) months had been an employee of the Business or Purchaser;

                           (ii) causing or attempting to cause (A) any client, customer or supplier of the Business or Purchaser to terminate or materially reduce its business with the Business or Purchaser or (B) any officer, employee or consultant of the Business or Purchaser to resign or sever a relationship with the Business or Purchaser;

                           (iii)  disclosing  (unless  compelled  by judicial or
         administrative process or as otherwise required by law) or using any confidential or secret information relating to the Business or Purchaser or any client, customer or supplier of Purchaser; or

                           (iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Exchange Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in any activity or business competitive to the Business within the United States or elsewhere in the world.

                  (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this
Section 4.08. It is the intention of the parties hereto that the provisions of this Section 4.08 be enforced by the arbitrator chosen pursuant to Section 14.04 of this Agreement applying the Laws chosen by the parties pursuant to Section
14.13 of this Agreement to the fullest extent permissible under the Laws and policies of such jurisdiction (it being specifically understood that in enforcing such provisions to the fullest extent permissible under the Laws and policies applied by such courts, such courts may restrict the geographic scope or the length of time of the covenants contained in this Section 4.08).

                  (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 4.08 would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                  4.09 Accounts Receivable. To the extent that, following the Closing, Seller, or any Affiliate or Associate of Seller, shall receive any monies or properties payable to Purchaser in respect of any Assets conveyed to Purchaser hereunder, Seller shall promptly account for and pay over, or cause to be paid over, such monies to Purchaser.

                  4.10 Corporate Name. On or within five days of the Closing Date, Seller will change its corporate name and will not, directly or indirectly, use or do business under or allow any of their respective Affiliates to use or do business under or assist any other Person in using or doing business under any name or trademark incorporating the words "DELTAPOINT," or "RAPID IMPROVEMENT" or any other name or trademark confusingly similar to such names and marks.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

                  5.01 Consents and Approvals. Purchaser shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  5.02 Release of Guarantees. Purchaser acknowledges that individual shareholders (each a "Guarantor," and collectively the "Guarantors") have previously personally guaranteed certain of the obligations being assumed by Purchaser pursuant to this Agreement, and agrees to take reasonable measures and to permit the Guarantors to take reasonable measures to obtain releases of such guarantees after the Closing Date subject to prior approval by Purchaser. Purchaser's measures shall include, without limitation, the making of its own guarantees in the place of the Guarantors and the provision of the financial statements of Purchaser or GPSC to relevant obligors. After the Closing Date, Purchaser agrees to indemnify the Guarantors against any claims made against the Guarantors with respect to such guarantees.

                  5.03 Change of Control. Purchaser agrees that its obligations pursuant to this Agreement and the Operative Agreements shall not terminate or be otherwise affected by any change of control or change of ownership of Purchaser.

                  5.04 Post-Closing Operation of Business and Business Support. After the Closing, Purchaser agrees that for at least three (3) years from the

Closing, so long as the Business is conducted in a manner as in prior years (with due regard to change in business conditions), and assuming continued profitability of the Business during such period at levels comparable to 1997, Purchaser will retain the current management team of Seller in their positions. Purchaser further agrees that Seller's management team shall during such period have operating responsibility and authority for the Business. Following the Closing, Purchaser shall provide G&A and business development support to the Business, including without limitation accounting, financial, human resources, management information and legal services, introductions to Purchaser's major clients and key personnel in its other business units, corporate sales programs, market sector programs, advertising and promotional materials.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (unless waived in whole or in part by Purchaser in its sole discretion):

                  6.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct on and as of such earlier date.

                  6.02 Performance. Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

                  6.03   Regulatory   Consents  and  Approvals.   All  consents,
approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  6.04 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.04 hereto, and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

                  6.05 Opinion of Counsel. Purchaser shall have received an opinion, dated as of the Closing Date, of Preston Gates & Ellis LLP, counsel for Seller and the Shareholders, in form and substance satisfactory to Morgan, Lewis & Bockius LLP, counsel for Purchaser, substantially as set forth in Exhibit I. In rendering such opinion, Preston Gates and Ellis LLP shall assume as to all matters opined upon that the laws of the State of Washington shall apply and govern.

                  6.06 Deliveries. Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

                  6.07  Physical  Properties.   There  shall  have  occurred  no
material damage to or destruction or loss of (whether or not covered by insurance) any of Seller's facilities, machinery, equipment or other assets.

                  6.08 Employment Agreements. Purchaser shall have entered into the Employment Agreements (a form of which is attached hereto as Exhibit J) with certain key personnel of Seller ("Management Employees") listed on Section 6.08 of the Disclosure Schedule.


                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                  The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (unless waived in whole or in part by Seller in its sole discretion):

                  7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  7.02 Performance. Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                  7.03   Regulatory   Consents  and  Approvals.   All  consents,
approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  7.04 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of its obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Schedule 6.04 (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

                  7.05 Deliveries. Purchaser shall have delivered to Seller the Assumption Agreement.

                  7.06 Employment Agreements. Purchaser shall have entered into the Employment Agreements (a form of which is attached hereto as Exhibit J) with the Management Employees listed on Section 6.08 of the Disclosure Schedule.

                  7.07 Opinion of Counsel. Seller shall have received an opinion, dated as of the Closing Date, of Morgan, Lewis & Bockius LLP, counsel for Purchaser, in form and substance satisfactory to Preston Gates & Ellis LLP, counsel to Seller and the Shareholders, substantially as set forth in Exhibit K.


                                  ARTICLE VIII

                            POST-CLOSING TAX MATTERS

                  8.01 Certain Tax Matters Relating to the Assets. (a) Seller will cause to be prepared and filed all Tax Returns required to be filed with respect to the operation of the Business for all periods or portions thereof ending on or prior to the Closing Date and Seller will indemnify and hold harmless Purchaser from and against any Taxes imposed on Purchaser or any of its Affiliates with respect to the operation of the Business during such periods, and (b) Purchaser will cause to be prepared and filed all Tax Returns required to be filed with respect to the operation of the Business for all periods beginning subsequent to the Closing Date and will indemnify and hold harmless Seller from and against any Taxes imposed on Seller with respect to the operation of the Business during such periods.

                  8.02 Cooperation. Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Article VIII shall bear all costs of filing such Returns.


                                   ARTICLE IX

                            EMPLOYEE BENEFITS MATTERS

                  9.01 Hiring of Employees. Purchaser shall offer employment, effective as of the Closing, to all employees of Seller who are (i) actively engaged in the Business immediately prior to the Closing; (ii) would be actively engaged in the Business as of the Closing but for the fact that such employees are on paid or unpaid leave from the Business in accordance with applicable Federal or state law or policies of Seller; or (iii) are Disabled Employees. All such Employees who accept employment with Purchaser are hereinafter referred to as the "Transferred Employees." Those employees of Seller that are not actively engaged in the Business immediately prior to the Closing shall be offered employment on their return date.

                  9.02 Continuing Compensation and Benefits. Purchaser agrees that the Transferred Employees will receive salaries, bonuses and other benefits that are at least comparable to what they have received previously from Seller in recent years, assuming (a) the continued profitability of the business at levels comparable to 1997 and for each of the three years beginning July 1 and ending June 30 after the Closing Date and (b) the continued performance of the Transferred Employees consistent with their performance in 1997.

                  9.03 Benefit Plans. (a) As of the Closing Date, Transferred Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Seller or its Affiliates (the "Prior Welfare Plans") and shall commence to participate in welfare benefit plans of Purchaser or its Affiliates (the "Replacement Welfare Plans"). Purchaser shall (i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under the Replacement Welfare Plans, other than limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any copayments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans. Except as provided in Section 9.03(d) hereof, Purchaser shall be responsible for any claims by Transferred Employees for benefits relating to claims incurred but not reported prior to the Closing Date.

                  (b) Any Transferred Employee who accepts employment with Purchaser shall be given credit for all service with the Business and Seller under all employee benefit plans, programs and policies, and fringe benefits of Purchaser, including, without limitation, Purchaser's 401(k) plan, in which he becomes a participant for purposes of eligibility, vesting and benefit accrual. Purchaser shall be responsible and assume all liability for all salary and benefit continuation and/or severance payments relating to any Transferred Employee that may be payable (if any) as a result of any termination of employment of any such Transferred Employee after the Closing Date, and for all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees, including, but not limited to, the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with any of the foregoing.

                  (c) Seller shall be responsible for the administration of all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Transferred Employees pending as of the Closing Date, or made after the Closing Date but relating to events occurring before the Closing Date, and Seller shall bill to Purchaser, and
Purchaser shall pay, within 30 days of Purchaser's receipt from Seller of written notice or invoice of any such claim, loss, damage or expense, to Seller, all such costs associated with the foregoing. Purchaser shall have responsibility for and shall indemnify and hold harmless Seller from and against any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Transferred Employees pending as of the Closing Date, or made after the Closing Date but relating to events occurring before the Closing Date, and Seller shall bill to Purchaser, and
Purchaser shall pay, within 30 days of Purchaser's receipt from Seller of written notice or invoice of any such claim, loss, damage or expense, to Seller, all such costs associated with the foregoing. Purchaser shall have responsibility for and shall indemnify and hold harmless Seller from and against any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Transferred Employees made after the Closing Date and relating to events occurring on or after the Closing Date. Purchaser shall notify Seller within 30 days of Purchaser's becoming aware of any activity, including, but not limited to, any applications for benefits of any kind, including new injuries or occupational diseases, pertaining to any Transferred Employee.

                  (d)  Purchaser  hereby  agrees  to  indemnify  Seller  and its
Affiliates against, and agrees to hold them harmless from any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Transferred Employee that arises under federal, state or local Statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and the Transferred Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) after the Closing Date.

                  (e)  Effective as of the Closing  Date,  Seller shall take all such action as may be necessary to cause all Transferred Employees to cease to participate in all Benefit Plans, and Purchaser shall neither adopt nor become a sponsoring employer of, nor have any obligations, duties or liabilities under or with respect to such Benefit Plans. Except as specifically set forth in this
Article IX, Seller shall be solely responsible for any and all liabilities which have arisen or may arise in connection with any Benefit Plan (including, but not limited to, liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under ERISA or the Code), any and all liabilities which have arisen or may arise in any way from the employment, compensation or benefits of any employee or former employee of Seller or any Affiliate, including but not limited to the Transferred Employees, or the termination thereof, including, without limitation, any liability or obligation arising out of or relating to any act or omission by Seller or any Affiliate, any violation of or non-compliance with or obligation arising under any applicable law respecting employment, compensation or benefits, and any and all costs, liabilities and obligations for severance pay (whether or not triggered by virtue of the transactions contemplated by this Agreement), accrued vacation pay, sick pay, health and medical claims and requests for reimbursements, and similar and other benefits, relating to any period of employment with Seller or any Affiliate, whether arising as a matter of contract, Law or otherwise.

                  (f) Except as otherwise provided by Sections 5.04 and 9.02 of this Agreement, and except as otherwise provided in the Employment Agreement referenced in Section 7.06, nothing in this Article IX express or implied shall be construed to prevent Purchaser from (i) terminating or modifying to any extent the employment or the employment relationship of any Transferred Employee at any time for any reason, or (ii) terminating or modifying to any extent or in any respect any employee benefit plan, program or arrangement that Purchaser may contribute to, maintain, or establish for the benefit of Transferred Employees or such other employees, directors, consultants, contractors, or otherwise, at any time for any reason, subject to the provisions of Sections 5.04 and 9.02 hereof.


                                    ARTICLE X

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

         Except as otherwise provided herein, all representations, warranties, covenants and agreements contained in this Agreement, and any schedule or certificate delivered at the Closing pursuant to this Agreement shall survive the Closing for a period of two and one-half years; provided, however, that (i) the representations, warranties, covenants and agreements with respect to matters covered by Section 2.12 and Article VIII shall survive until 30 days after the expiration of any statute of limitation periods applicable to such matters and (ii) the representations, warranties, covenants and agreements with respect to Sections 2.11 and 2.29 shall survive indefinitely.


                                   ARTICLE XI

                                 INDEMNIFICATION

                  11.01 Seller's and Shareholders'  Indemnification Obligations.
Subject to the terms and conditions of this Section 11, Seller and each of the Shareholders (other than the holders of the Company's Series C Common Stock) shall (on a pro rata basis based on the percentage ownership of each such Shareholder at the Closing) indemnify and hold Purchaser harmless against and be liable for any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 11.04, resulting from or relating to:

                  (a) any misrepresentation or breach of any warranty of Seller contained in this Agreement or in any Schedule of Seller or any certificate delivered by Seller at the Closing;

                  (b) any breach of any covenant of Seller contained in this Agreement; and

                  (c) any debt, liability or obligation of Seller other than the Assumed Liabilities;

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

                  11.02 Purchaser's Indemnification Obligations. Subject to the terms and conditions of this Section 11, Purchaser agrees to indemnify and hold Seller harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 11.04, resulting from or relating to:

                  (a) any misrepresentation or breach of warranty of Purchaser contained in this Agreement or in any Schedule of Purchaser or in any certificate delivered by Purchaser at the Closing;

                  (b) any breach of any covenant of Purchaser contained in this Agreement; and

                  (c)      any of the Assumed Liabilities;

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

                  11.03   Method   of   Asserting   Claims.   All   claims   for
indemnification by any Indemnified Party under Sections 11.01 or 11.02 will be asserted and resolved as follows:

                  (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against an Indemnified Party which could result in liability of the Indemnifying Party under its indemnification obligations hereunder, the Indemnified Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Indemnified Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

                  (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Indemnified Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Indemnified Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, action or proceeding.

                  (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Indemnified Party may defend against such claim, action or proceeding in such manner as it may deem reasonably appropriate. The Indemnifying Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Indemnified Party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Indemnified Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Indemnified Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Indemnified Party, then the Indemnified Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Indemnified Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Indemnified Party settles such claim, action or proceeding, then in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Indemnified Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Indemnified Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Indemnified Party in an amount determined in accordance with the last sentence of this paragraph (C) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Indemnified Party in the defense against such claim, action or proceeding.

                  (d) In the event an Indemnified Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (B) and (C), respectively, of this Section 11.02 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

                  11.04 Limits on Indemnification. (a) Except for any claims for breach of Sections 1.04, 1.05, 2.28 and 5.02 of this Agreement, no indemnification shall be payable under this Article XI by Seller or Purchaser unless and until the amount of all claims for indemnification against Seller or Purchaser exceeds US $50,000 in the aggregate, whereupon indemnification by Seller or Purchaser shall be payable for such amounts exceeding, in the aggregate, $50,000.

                  (b) (i) During the first twelve (12) months after the Closing, the aggregate liability of any Indemnifying Party (for these purposes the Seller and the Shareholders (other than the holders of the Company's Series C Common Stock) as a group shall be deemed an Indemnifying Party) for all claims for indemnification made against it during such period shall not exceed $3,500,000 and (ii) after the first twelve (12) months, the aggregate liability of any Indemnifying Party for all claims for indemnification made against it during such period shall not exceed $2,000,000. Such amounts may be payable, at the option of Purchaser, to Purchaser in the form of an offset to any Additional Consideration paid. Any amounts paid for claims made pursuant to (i) above (i.e., claims made during the first twelve (12) months after the Closing) shall reduce the limit pursuant to (ii) above; similarly, amounts paid for claims made pursuant to (ii) above (i.e., claims made after the first twelve (12) months after the Closing) shall reduce the limit pursuant to (i) above.

                  11.05 Indemnification as Sole Remedy. The parties hereto agree that a claim for indemnification made pursuant to this Agreement shall be the sole remedy for any party which suffers any Loss as a result of, arising out of or otherwise attributable to this Agreement or the purchase and sale of the Assets contemplated hereby. Notwithstanding the foregoing, Purchaser shall be entitled to seek injunctive relief to restrain a breach of Sections 4.08 and
4.10 of this Agreement.

                  11.06 Interest. Interest on the amount of any indemnification claim made pursuant to this Agreement will accrue at a rate of 10% per annum from the date on which the claim is adjudged payable until the date of any payment against such claim.

                  11.07 Expenses.  Without otherwise affecting the provisions of
Section 14.04(d) of this Agreement, in the event that any Indemnifying Party makes a claim for indemnification that is groundless or without merit, the party against whom such claim is made shall have the opportunity to recover from the claiming party reasonable attorney's fees and expenses incurred in the defense of such claim.


                                   ARTICLE XI
                                   TERMINATION

                  12.01 Termination by Purchaser. Purchaser may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Purchaser's obligations at the Closing shall not have been fulfilled.

                  12.02 Termination by Seller. Seller may, without liability to Purchaser, terminate this Agreement by notice to Purchaser (i) at any time prior to the Closing if default shall be made by Purchaser in the observance or in the due and timely performance of any of the terms hereof to be performed by Purchaser that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been fulfilled.

                  12.03 Effect of Termination. If this Agreement is terminated, this Agreement, shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 14.03 of this Agreement. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.


                                  ARTICLE XIII

                                   DEFINITIONS

                  13.01  Definitions.   (a)  As  used  in  this  Agreement,  the
following defined terms shall have the meanings indicated below:

                  "AAA" has the meaning ascribed to it in Section 14.04(c).

                  "Accounts Payable" has the meaning ascribed to it in Section 1.01(a)(ii).

                  "Accounts  Receivable"  has  the  meaning  ascribed  to  it in
Section 1.01(a)(iii).

                  "Accrued Expenses" has the meaning ascribed to it in Section 1.02(a)(v).

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Acquisition  Proposal"  has  the  meaning  ascribed  to it in
Section 4.06.

                  "Additional  Consideration"  has the meaning ascribed to it in
Section 1.04(a).

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

                  "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 1.06(b) and (c), as the same shall be amended from time to time.

                  "Arbitration Notice" has the meaning ascribed to it in Section 14.04(b).

                  "Assets" has the meaning ascribed to it in Section 1.01(a).

                  "Assignment  Instruments"  has the  meaning  ascribed to it in
Section 1.06(b)(ii).

                  "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                  "Assumed  Liabilities"  has  the  meaning  ascribed  to  it in
Section 1.02(a).

                  "Assumption  Agreement"  has  the  meaning  ascribed  to it in
Section 1.06(c)(iii).

                  "Benefit Plan" means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing or prior thereto, to which Seller contributes or has contributed on behalf of any employee of Seller, former employee or director of Seller, or under which any employee, former employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer and subscription lists, computer files and programs, retrieval programs, editorial files, operating data and plans and environmental studies and plans.

                  "Business" has the meaning ascribed to it in the forepart of this Agreement.

                  "Business Books and Records" has the meaning ascribed to it in
Section 1.01(a)(xii).

                  "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(vi).

                  "Business Licences" has the meaning ascribed to it in Section 1.01(a)(ix).

                  "Cash" has the meaning ascribed to it in Section 1.01(b)(i).

                  "Closing" means the closing of the transactions contemplated by Section 1.03.

                  "Closing Date" has the meaning ascribed to it in Section 1.06(a).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Contract"   means   any   agreement,   lease,   evidence   of
Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  "Customer Lists" has the meaning ascribed to it in Section 1.01(a)(xiv).

                  "Disclosure  Schedule"  has  the  meaning  ascribed  to  it in
Article II.

                  "Dispute" has the meaning ascribed to it in Section 14.04(a).

                  "Employment Agreements" means those employment contracts entered into by Purchaser with the Management Employees, which contracts shall provide for compensation, benefits and severance that are, in the aggregate, substantially comparable to the compensation, benefits and severance received by the Management Employees prior to the Closing Date, and which shall contain restrictions on the rights of the Management Employees to compete with the Business and to solicit or employ Persons employed by Purchaser or any other Person engaged in the Business, subject to certain exceptions for discharge of the Management Employees due to lack of work, without cause, or disability.

                  "Environmental Law" means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport, handling or release of any Hazardous Material.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with Seller (within the meaning of section 414 of the Code).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

                  "FIRPTA  Certificate"  has the  meaning as  ascribed  to it in
Section 1.06(b)(vi).

                  "G&A" has the meaning ascribed to it in Section 1.04.

                  "GAAP"  means  generally   accepted   accounting   principles,
consistently applied throughout the specified period and in the immediately prior comparable period.

                  "GPSC" has the meaning ascribed to it in Section 1.05.

                  "General Assignment" has the meaning ascribed to it in Section 1.05(b)(i).

                  "Goodwill" has the meaning ascribed to it in Section 1.01(a)(xv).

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Guarantor" has the meaning ascribed to it in Section 5.02.

                  "Hazardous Material" means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

                  "Indemnifying Party" means any Person against whom a claim for indemnification are being asserted under any provision of Article XI.

                  "Initiating Party" has the meaning ascribed to it in Section 14.04(b).

                  "Intangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(viii).

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, publication titles, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.
                  "Interim Financial Statement Date" means the last day of the most recent four- month period of the Seller for which financial statements are delivered to Purchaser pursuant to Section 2.08.

                  "Interim Financial Statements" means the Financial Statements for the most recent four-month period of the Seller delivered to Purchaser pursuant to Section 2.08.

                  "Knowledge" shall mean to the actual knowledge of Hope Mathews Wiljanen, Robert Boehm, Dan Bormann, Joan Wellman, Chris Fosse, Gordon Harter, Tom Bundy, Kris Box and Michael Rowney.

                  "Laws"   means  all  laws,   statutes,   rules,   regulations,
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses"  means  all  licenses,  permits,   certificates  of
authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Loss" means any and all damages, fines, Taxes, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

                  "Management  Employees"  has  the  meaning  ascribed  to it in
Section 6.09.

                  "NIBT" has the meaning ascribed to it in Section 1.04.

                  "Nondisclosure Agreement" means that nondisclosure agreement, dated as of February 10, 1998, between Purchaser and Seller.

                  "Operative  Agreements"  means,   collectively,   the  General
Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments.

                  "Option Agreements" has the meaning ascribed to it in Section 1.05.

                  "Options" has the meaning ascribed to it in Section 1.05.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any lease disclosed in the Disclosure Schedule, and (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value or use of the property subject to such Lien.

                  "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Personal  Property  Leases" has the meaning ascribed to it in
Section 1.01(a)(v).

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  "Prepaid Expenses" has the meaning ascribed to it in Section 1.01(a)(vii).

                  "Prior  Welfare  Plans"  has  the  meaning  ascribed  to it in
Section 9.02(a).

                  "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Purchaser Disclosure Schedule" has the meaning ascribed to it in Article III.

                  "Real  Property  Leases"  has the  meaning  ascribed  to it in
Section 1.01(a)(i).

                  "Replacement  Welfare Plans" has the meaning ascribed to it in
Section 9.02(a).

                  "Representatives"  means the officers,  directors,  employees,
agents,  counsel,  accountants,   financial  advisors,   consultants  and  other
representatives of any Person.

                  "Retained  Liabilities"  has  the  meaning  ascribed  to it in
Section 1.02(b).

                  "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning ascribed to it in the forepart of this Agreement.

                  "Shareholders" means all of the holders of capital stock of Seller as set forth on Section 2.06 of the Disclosure Schedule.

                  "Subsidiary" has the meaning ascribed to it in Section 2.07.

                  "Tangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(iv).

                  "Tax Refunds" has the meaning ascribed to it in Section 1.01(b)(iii).

                  "Tax Returns" means any returns, reports or statements or any amendment thereto (including any information returns) required to be filed for purposes of a particular Tax.

                  "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                  "Tenant  Security  Deposits" has the meaning ascribed to it in
Section 1.01(a)(xii).

                  "Transfer Tax" means any sales (including, without limitation, bulk sales) and use Taxes on the sale of the Assets.

                  "Transferred  Employee"  has  the  meaning  ascribed  to it in
Section 9.01(a).

                  (b) Unless the context of this Agreement  otherwise  requires:
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby", "hereto" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE XIV

                                  MISCELLANEOUS

                  14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                  General Physics Corporation
                  6700 Alexander Bell Drive
                  Suite 400
                  Columbia, Maryland  21046

                  Attention:  John McAuliffe
                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Facsimile No.:  (212) 309-6273
                  Attention:  David W. Pollak

                  If to Seller, to:

                  Robert P. Boehm
                  Deltapoint Corporation
                  777 108th Avenue, Suite 1700
                  Bellevue, WA  98004-5118
                  Facsimile No.:  (425) 454-2773

                  with a copy to:

                  Preston Gates & Ellis LLP
                  701 5th Avenue, Suite 5000
                  Seattle, WA  98104
                  Facsimile No.:  (206) 623-7322
                  Attention:  Stephan H. Coonrod and James Sherman

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmed receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  14.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, except the Nondisclosure Agreement, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  14.03 Expenses. If the Closing is not consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement. If the Closing is consummated, and except as otherwise provided in Section 14.07, Seller will pay out of the proceeds received by Seller all of Seller's legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement and all sales, real estate transfer, capital gains and income taxes incurred by Seller as a result of the sale contemplated by this Agreement, it being intended that Seller shall not make any expenditure for the same prior to the Closing and that Purchaser shall not assume any liability with respect to the same. In addition, if the Closing is consummated, all real estate taxes and personal property taxes and sewer rents and all such other taxes, charges and assessments if any, relating to the Real Properties shall be apportioned between Seller and Purchaser on the Closing Date on the basis of the tax year in which it is payable. If the Closing Date shall occur before the tax rate for any tax year is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year for which the tax rate is fixed applied to the latest assessed valuation.

                  14.04 Arbitration of Claims. (a) Any dispute, claim, controversy or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby (a "Dispute"), including without limitation any dispute between an Indemnified Party and any Indemnifying Party under Article XI, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided.

                  (b) A party demanding arbitration under this Agreement (an "Initiating Party") shall initiate such arbitration by delivering written notice (the "Arbitration Notice") to the party with whom arbitration is sought. Any Arbitration Notice shall contain a statement setting forth the nature of the Dispute, the amount involved, if any, and the remedy sought.

                  (c) Any Dispute subject to arbitration shall be arbitrated in Seattle, Washington if Purchaser is the Initiating Party (assertion of a set-off to Additional Consideration shall be deemed initiation of arbitration by Purchaser) or Columbia, Maryland if Seller or a Shareholder is the Initiating Party under the commercial rules then in effect of the American Arbitration Association (the "AAA"). Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 14.04 by bringing suit in any court of competent jurisdiction. The Initiating Party shall request the AAA to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA and who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. The arbitrator shall consider the dispute at issue at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for a total of two one hundred twenty
(120) day periods. The arbitrator shall immediately deliver a written report with respect to the dispute to each of the parties who shall promptly act in accordance therewith.

                  (d) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 14.04, or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 14.04 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 14.04 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

                  (e) Notwithstanding the foregoing, it is hereby agreed that no arbitrator shall have any power to add to, alter or modify the terms and conditions of this Agreement or any other agreement executed and delivered in connection herewith or to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement.

                  14.05 Public Announcements. Seller and Purchaser will obtain the other party's prior approval of any press release to be issued announcing the transactions contemplated by this Agreement.

                  14.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  14.07 Payment of Transfer Taxes. Purchaser shall pay all Transfer Taxes imposed by Law on Seller arising out of or in connection with the transactions effected pursuant to this Agreement, and Purchaser shall indemnify, defend and hold harmless Seller with respect to such Transfer Taxes. Seller shall duly and timely file all Tax Returns with respect to such Transfer Taxes payable as a result of the consummation of the transactions contemplated by this Agreement.

                  14.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  14.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article XI.

                  14.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Article XI) to a wholly-owned subsidiary or an Affiliate, provided that any such subsidiary or Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  14.11 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

                  14.12 ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                  14.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  14.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof.

                  14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

                                         GENERAL PHYSICS CORPORATION




                                         By:
                                                Name: John C. McAuliffe
                                                Title:   President

                                         THE DELTAPOINT CORPORATION




                                         By:
                                                Name: Hope Mathews Wiljanen
                                                Title:   President

                                         With    respect    to   the
                                         obligations  set  forth  in
                                         Article    XI    of    this
                                         Agreement:

                                  SHAREHOLDERS




                                         By:
                                                            Name:




                                         By:
                                                            Name:




                                         By:
                                                            Name:




                                         By:
                                                            Name:

                                                                     EXHIBIT A

                                OPTION AGREEMENT


                  OPTION AGREEMENT dated _____________ between GP Strategies Corporation, a Delaware corporation (the "Company") and _____________, an employee of the Company or one of its subsidiaries, (the "Employee").

                  Pursuant to the Company's 1973 Non-Qualified Stock Option Plan, as amended, (the "Plan"), the Company desires to make available shares of its Common Stock, par value $.01 per share (the "Common Stock"), for purchase by the Employee, and thereby to provide an additional incentive to him to continue in the employ of the Company or its subsidiaries and give him a greater interest as a shareholder in the success of the Company.

                  NOW,   THEREFORE,   in  accordance  of  the  mutual  covenants
hereinafter set forth and for good and valuable consideration the parties hereto hereby agree as follows:

                  1. GRANT OF OPTIONS. The Company hereby grants to the Employee as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase all or any part of an aggregate of _______ shares of Common Stock on the terms and conditions herein set forth (the "Option").

                  2. PURCHASE PRICE. The purchase price of shares of Common Stock subject to the option shall be $_____ per share, being not less than 85% of the fair market value of the Common Stock on the date of the grant of the Option.

                  3. TERM OF OPTION. The term of the Option shall be ten years from the date hereof, subject to the provisions of the Plan with respect to termination of employment, death or disability of the Employee. Any portion of the Option not exercised prior to the termination of the Option shall thereupon become null and void.

                  4. ACCRUAL OF OPTION. The Option shall become exercisable as follows:

                     10% - _____________                 60% - ______________
                     20% - _____________                 70% - ______________
                     30% - _____________                 80% - ______________
                     40% - _____________                 90% - ______________
                     50% - _____________                 100%- _____________

                  5. THE STOCK OPTION PLAN. The Option is subject in all respects to the terms of the Stock Option Plan, a copy of which is attached hereto.

                  6. WITHHOLDING TAX LIABILITY. The Employee agrees to deposit with the Escrow Agent, if so requested by the Company at its sole discretion, an amount sufficient to satisfy any withholding tax liability imposed as the result of the exercise of any option granted hereunder.

                  7. RIDERS. Riders, if any, annexed hereto form a part of the terms and conditions of this Agreement.


                  IN WITNESS WHEREOF, the Company and the Employee have duly executed this Option Agreement, all as of the day and year first above written.


                                    GP STRATEGIES CORPORATION


                                    BY:      _____________________________
                                             Name:
                                             Title:


                                    EMPLOYEE


                                    -----------------------------
                                      Name:

                                                         EXHIBIT B

                       GENERAL ASSIGNMENT AND BILL OF SALE


                  THIS  ASSIGNMENT AND BILL OF SALE is entered into this ___ day of July, 1998, by and between GENERAL PHYSICS CORPORATION, a Delaware corporation ("Purchaser"), and THE DELTAPOINT CORPORATION, a Washington corporation ("Seller").

                  WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of July ___, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase from Seller substantially all of the assets used or held for use by Seller, and Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith by executing an Assumption Agreement of even date herewith;

                  WHEREAS, Seller desires to transfer and assign to Purchaser the assets described below pursuant to Section 1.01 of the Asset Purchase Agreement and Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof;

                  NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Purchaser free and clear of all Liens, except for Permitted Liens, all of Seller's right, title and interest in, to and under the following Assets of Seller used or held for use in connection with the Business, as the same shall exist on the date hereof:
(i) the Real Property Leases, (ii) the Inventory, (iii) the Accounts Receivable,
(iv) the Tangible Personal Property, (v) the Personal Property Leases, (vi) the Business Contracts, (vii) the Prepaid Expenses, (viii) the Intangible Personal Property, (ix) the Business Licenses, (x) the Insurance, (xi) the Security Deposits, (xii) the Business Books and Records, (xiii) the Customer Lists, (xiv) the Goodwill and (xv) the Other Assets (collectively, the "Assigned Assets"), TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, forever. It is specifically understood that under this General Assignment and Bill of Sale, Seller is not transferring to Purchaser any interest in the Excluded Assets.

                  Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of the Assigned Assets.

                  At any time or from time to time after the date hereof, at Purchaser's reasonable request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assigned Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assigned Assets and to assist Purchaser in exercising all rights with respect thereto.

                  Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (a) to demand and receive from time to time any and all of the Assigned Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assigned Assets, (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assigned Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of the aforesaid powers.

                  This General Assignment and Bill of Sale may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  This General Assignment and Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this General Assignment and Bill of Sale in order for this General Assignment and Bill of Sale to be effective in any respect, then the laws of such other jurisdiction shall govern this General Assignment and Bill of Sale to such extent.

                  IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this General Assignment and Bill of Sale on the day and year first above written.

                                           GENERAL PHYSICS CORPORATION



                                           By:____________________________
                                              Name: John C. McAuliffe
                                              Title: President

                                           THE DELTAPOINT CORPORATION



                                           By:____________________________
                                              Name: Hope Mathews Wiljanen
                                              Title: President

                                                                    EXHIBIT C

                           THE DELTAPOINT CORPORATION

                              Officer's Certificate


                  I,  Hope  Mathews   Wiljanen,   President  of  THE  DELTAPOINT
CORPORATION, a Washington corporation ("Seller"), pursuant to Section 1.06(b)(iv) of the Asset Purchase Agreement dated as of July ___, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement) between GENERAL PHYSICS CORPORATION, a Delaware corporation, and Seller, DO HEREBY CERTIFY on behalf of Seller that:

                           (1) Each of the representations and warranties made by Seller in the Asset Purchase Agreement (other than those made as of a specified date earlier than the date hereof) is true and correct on and as of the date hereof as though made on and as of the date hereof, and each of the representations and warranties made by Seller as of a specified date earlier than the date hereof was true and correct as of such earlier date.

                           (2) Each of the agreements, covenants and obligations required by the Asset Purchase Agreement to be performed or complied with by Seller at or before the Closing has been duly performed or complied with.


                  IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of July, 1998.


                                                THE DELTAPOINT CORPORATION



                                                By:___________________________
                                                   Name: Hope Mathews Wiljanen
                                                   Title: President

                                                                     EXHIBIT D

                           THE DELTAPOINT CORPORATION

                             Secretary's Certificate


                  I, Hope Mathews Wiljanen, Secretary of THE DELTAPOINT CORPORATION, a Washington corporation ("Seller"), pursuant to Section 1.06(b)(v) of the Asset Purchase Agreement dated as of July ___, 1998 (the "Asset Purchase Agreement") between GENERAL PHYSICS CORPORATION, a Delaware corporation, and Seller, DO HEREBY CERTIFY on behalf of Seller as follows:

                           (1) Attached hereto as Exhibit A is a true, complete and correct copy of the Amended and Restated Articles of Incorporation of Seller and all amendments thereto (as so amended, the "Articles of Incorporation"), and no amendment to the Articles of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Articles of Incorporation has been filed in the office of the Secretary of State of the State of Washington since such date and no action has been taken by Seller, its shareholders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Seller.

                           (2) Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of Seller as in full force and effect on the date hereof and at all times since May 1, 1998.

                           (3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Seller with respect to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Seller on July ___, 1998, at which a quorum was present and acting throughout. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of Seller or any committee thereof relating to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby.

                           (4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Seller who holds, and at all times since July ___, 1998 has held, the offices set opposite such individual's name, and the signature written opposite the name and title of such officer is such officer's genuine signature:

         Hope Mathews Wiljanen      President             ______________________
         Hope Mathews Wiljanen      Secretary             ______________________
         Hope Mathews Wiljanen      Treasurer             ______________________
         Robert P. Boehm            Assistant Secretary   ______________________


                  IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of July, 1998.

                                           THE DELTAPOINT CORPORATION


                                           By:___________________________
                                              Name: Hope Mathews Wiljanen
                                              Title:President, Secretary and
                                              Treasurer



                  I, Robert P. Boehm, Assistant Secretary of Seller, DO HEREBY CERTIFY on behalf of Seller that Hope Mathews Wiljanen is the duly elected or appointed, qualified and acting President, Secretary and Treasurer of Seller, and the signature set forth above is the genuine signature of such officer.

                                            -------------------------
                                            Name: Robert P. Boehm
                                            Title:   Assistant Secretary

                                                                   EXHIBIT E

                       CERTIFICATION OF NONFOREIGN STATUS


                  Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by The Deltapoint Corporation (the "Company"), the undersigned hereby certifies the following on behalf of the Company:

                  1.  The  Company  is  not  a  foreign   corporation,   foreign
partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

                  2. The U.S. employer identification number for the Company is 91-1235393; and

                  3. The office address for the Company is 777 108th Avenue, Suite 1700, Bellevue, Washington, 98004-5118.

                  The  Company   understands  that  this  certification  may  be
disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

                  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.


                                            THE DELTAPOINT CORPORATION



July ___, 1998                              By:
                                                  Name: Hope Mathews Wiljanen
                                                  Title: President

                                                                   EXHIBIT F

                              ASSUMPTION AGREEMENT


                  THIS ASSUMPTION AGREEMENT is entered into this ___ day of July, 1998 by and between GENERAL PHYSICS CORPORATION, a Delaware corporation
("Purchaser"), and THE DELTAPOINT CORPORATION, a Washington corporation ("Seller").

                  WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of July ___, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase from Seller substantially all of the assets used or held for use by Seller in connection with the conduct of the business, and Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith by executing an Assumption Agreement of even date herewith;

                  WHEREAS, pursuant to Section 1.06(c) of the Asset Purchase Agreement, Purchaser is required to execute and deliver to Seller this Agreement whereby Purchaser assumes such obligations;

                  NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby undertakes and agrees from and after the date hereof, subject to the limitations contained herein, to assume and to pay, perform and discharge when due the Assumed Liabilities.

                  Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

                  Other than as specifically stated above or in the Asset Purchase Agreement, Purchaser assumes no debt, liability or obligation of Seller, including without limitation the Retained Liabilities, by this Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Purchaser shall remain the sole obligation of Seller, its successors and assigns.

                  No Person other than Seller, its successors and assigns shall have any rights under this Agreement or the provisions contained herein.

                  This  Assumption  Agreement  may be  executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
                  This  Assumption  Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Assumption Agreement in order for this Assumption Agreement to be effective in any respect, then the laws of such other jurisdiction shall govern this Assumption Agreement to such extent.


                  IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assumption Agreement on the day and year first above written.

                                      GENERAL PHYSICS CORPORATION



                                      By:____________________________
                                         Name: John C. McAuliffe
                                         Title: President

                                      THE DELTAPOINT CORPORATION



                                      By:____________________________
                                         Name: Hope Mathews Wiljanen
                                                        Title: President

                                                                     EXHIBIT G

                           GENERAL PHYSICS CORPORATION

                              Officer's Certificate


                  I,  John  C.   McAuliffe,   President   of   GENERAL   PHYSICS
CORPORATION, a Delaware corporation ("Purchaser"), pursuant to Section 1.06(c)(iii) of the Asset Purchase Agreement dated as of July ___, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement) between Purchaser and THE DELTAPOINT CORPORATION, a Washington corporation, DO HEREBY CERTIFY on behalf of Purchaser that:

                           (1) Each of the representations and warranties made by Purchaser in the Asset Purchase Agreement is true and correct on and as of the date hereof as though made on and as of the date hereof.

                           (2) Each of the agreements, covenants and obligations required by the Asset Purchase Agreement to be performed or complied with by Purchaser at or before the Closing has been duly performed or complied with.

                  IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the ___ day of July, 1998.


                                          GENERAL PHYSICS CORPORATION


                                          By:___________________________
                                             Name: John C. McAuliffe
                                             Title: President

                                                                      EXHIBIT H
                           GENERAL PHYSICS CORPORATION

                             Secretary's Certificate

                  I,  Kenneth  L.   Crawford,   Secretary  of  GENERAL   PHYSICS
CORPORATION, a Delaware corporation ("Purchaser"), pursuant to Section 1.06(c)(iv) of the Asset Purchase Agreement dated as of July ___, 1998 (the "Asset Purchase Agreement") between Purchaser and THE DELTAPOINT CORPORATION, a Washington corporation, DO HEREBY CERTIFY on behalf of Purchaser as follows:

                           (1) Attached hereto as Exhibit A is a true, complete and correct copy of the Restated Certificate of Incorporation of Purchaser and all amendments thereto (as so amended, the "Certificate of Incorporation"), and no amendment to the Certificate of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Certificate of Incorporation has been filed in the office of the Secretary of State of the State of Delaware since such date and no action has been taken by Purchaser, its stockholders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Purchaser.

                           (2) Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of Purchaser as in full force and effect on the date hereof and at all times since ___________.

                           (3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Purchaser with respect to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby, which resolutions were duly and validly adopted by the Board of Directors of Purchaser on July ___, 1998. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of Purchaser or any committee thereof relating to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby.

                           (4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Purchaser who holds, and at all times since July ___, 1998 has held, the office set opposite such individual's name, and the signature written opposite the name and title of such officer is such officer's genuine signature:

         John C. McAuliffe       President      _______________________________

         Kenneth L. Crawford     Secretary      _______________________________

                  IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of July, 1998.


                                                  GENERAL PHYSICS CORPORATION



                                                  By:___________________________
                                                     Name: Kenneth L. Crawford
                                                     Title: Secretary

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                  I,  John C.  McAuliffe,  President  of  Purchaser,  DO  HEREBY
CERTIFY on behalf of Purchaser that Kenneth L. Crawford is the duly elected or appointed, qualified and acting Secretary of Purchaser, and the signature set forth above is the genuine signature of such officer.


                                                       -------------------------
                                                       Name: John C. McAuliffe
                                                       Title: President


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                                                                    EXHIBIT I

                      OPINION OF PRESTON GATES & ELLIS LLP


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                                                                     EXHIBIT J

                              EMPLOYMENT AGREEMENT

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                                                                     EXHIBIT K

                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP


                                                              July __, 1998


The Deltapoint Corporation
777 108th Avenue
Suite 1700
Bellevue, Washington  98004-5118

Ladies and Gentlemen:

                  We have acted as counsel to General Physics Corporation, a Delaware corporation ("Purchaser"), in connection with the Asset Purchase Agreement, dated as of July ___, 1998 (the "Asset Purchase Agreement"), between Purchaser and The Deltapoint Corporation, a Washington corporation. Capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

                  We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (a) the Asset Purchase Agreement, (b) certain certificates of officers of Purchaser as to certain factual matters and (c) such other documents, records and other instruments as we have deemed necessary or appropriate for the basis of this opinion.

                  Based upon the foregoing, we are of the opinion that:

                  1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted and to acquire the Assets.

                  2. The Asset Purchase Agreement and the Operative Agreements have been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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                  3. Purchaser has full corporate power and authority to execute and  deliver the Asset  Purchase  Agreement  and the  Operative  Agreements,  to
perform  its   obligations   thereunder  and  to  consummate  the   transactions
contemplated thereby. All corporate action required to be taken by the Purchaser on or before the Closing in connection with the Asset Purchase Agreement and the Operative Agreements and the transactions contemplated thereby have been duly taken.

                  4. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under the Asset Purchase Agreement and the Operative Agreements, does not conflict with or violate the Certificate of Incorporation or By-laws of Purchaser.

                  We render this opinion as members of the Bar of the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

                                                     Very truly yours,





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